Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-________) on Form S-3 of PokerTek, Inc. of our report dated March 31, 2010, relating to our audits of the consolidated financial statements and the financial statement schedules, which appears in the Annual Report on Form 10-K (as amended on Form 10-K/A Amendment No. 1 dated July 16, 2010) of PokerTek, Inc. for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Charlotte, North Carolina
July 16, 2010